Exhibit 5.1

SAExploration Holdings, Inc. 1160 Dairy Ashford Rd., Suite 160 Houston, TX 77079 Main: +1 281-258-4400

December 10, 2018

SAExploration Holdings, Inc.

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

Re:        SAExploration Holdings, Inc.

    Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Chief Financial Officer, General Counsel and Secretary to SAExploration Holdings, Inc., a Delaware corporation (the “Company”). This opinion relates to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling stockholders of the Company named in the Registration Statement of up to 19,616,831 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 794,182 issued and outstanding shares of Common Stock (the “Outstanding Shares”); (ii) 14,625,000 shares of Common Stock to be issued upon conversion of $60 million in aggregate principal amount of 6.00% Senior Secured Convertible Notes due 2023 (the “Convertible Notes”) issued and outstanding under an Indenture, dated as of September 26, 2018, between the Company, the guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee (the “Trustee”) (the “Indenture”), which Indenture and form of Convertible Note have been filed as Exhibits 4.4 and 4.5, respectively, to the Registration Statement (the “Convertible Notes Shares”); and (iii) 4,197,649 shares of Common Stock to be issued upon exercise of 83,953,205 Warrants (the “Warrants”) issued and outstanding under the three Warrant Agreements, each by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, dated (A) January 29, 2018, (B) March 8, 2018, and (C) September 6, 2018 (the “Warrant Agreements”), each of which (including, with respect to (A) and (B), the forms of Warrant, each of which has been filed as Exhibits 4.7 and 4.9, respectively, to the Registration Statement) has been filed as Exhibits 4.6, 4.8, and 4.10, respectively, to the Registration Statement (the “Warrant Shares” and, together with the Outstanding Shares and the Convertible Notes Shares, the “Secondary Shares”). The Secondary Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of (i) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter, (ii) the Indenture and (iii) the Warrant Agreements. I have assumed the genuineness of all signatures, the legal capacity of all

SAExploration Holdings, Inc.

December 10, 2018

natural persons, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that, (i) (A) upon sale and delivery of any Secondary Shares (including any Conversion Notes Shares and Warrant Shares) and (B) as applicable, upon issuance of (I) any Conversion Notes Shares upon conversion of the Convertible Notes or (II) any Warrant Shares upon exercise of the Warrants, (x) the certificates for the Secondary Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common stock of the Company or (y) if uncertificated, valid book-entry notations for the issuance of the Secondary Shares in uncertificated form will have been duly made in the share register of the Company, (ii) at the time of each issuance of Convertible Notes Shares and Warrant Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, (iii) (A) each of the Indenture and each Warrant Agreement has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with their terms, (B) the Warrants have been duly authorized, executed (if in certificated form), authenticated by the Warrant Agent (if in certificated form), issued and delivered and constitute valid and binding obligations of the Company in accordance with their terms, (C) the Convertible Notes have been duly authorized, executed, authenticated by the Trustee, issued and delivered and constitute valid and binding obligations of the Company in accordance with their terms, (iv) the conversion price per share at which the Convertible Notes may be converted into Convertible Notes Shares issued pursuant to the Indenture is not less than the par value of the Convertible Notes Shares issuable upon conversion thereof, (v) the exercise price per share of the Warrants paid for Warrant Shares issued pursuant to any Warrant Agreement is not less than the par value of the Warrant Shares issuable upon exercise thereof and (vi) the Convertible Notes and Warrants conform to the respective specimen thereof (if in certificated form) filed as exhibits to the Registration Statement. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) when the Convertible Notes Shares are issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and the Indenture, the Convertible Notes Shares will be duly authorized, validly issued, fully paid and non-assessable; and (iii) when the Warrant Shares are issued and delivered upon exercise of the Warrants in accordance with the terms of the applicable Warrant and Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

SAExploration Holdings, Inc.

December 10, 2018

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary